Exhibit 10.1

EXECUTION VERSION

OMNIBUS AMENDMENT

This OMNIBUS AMENDMENT (herein, the “Amendment”) is entered into as of October 19, 2017, by and among MARKETAXESS HOLDINGS INC. (the “Borrower”), the other Loan Parties party hereto, the Lenders party hereto and JPMORGAN CHASE BANK, N.A (the “Administrative Agent”).

PRELIMINARY STATEMENTS

A. The Loan Parties, the Administrative Agent and the Lenders have entered into that certain Amended and Restated Credit Agreement dated as October 30, 2015 (as amended, restated, supplemented or otherwise modified prior to the date hereof, the “Existing Credit Agreement”) and that certain Amended and Restated Pledge and Security Agreement dated as of October 30, 2015 (as amended, restated, supplemented or otherwise modified prior to the date hereof, the “Existing Security Agreement”).

B. The Borrower has requested that the Lenders amend the Existing Credit Agreement and the Existing Security Agreement, and the Lenders are willing to do so under the terms and conditions set forth in this Amendment.

C. The Existing Credit Agreement and the Existing Security Agreement as amended by this Amendment are hereinafter referred to as the “Credit Agreement” and the “Security Agreement”, respectively. Any capitalized terms used herein without definition shall have the same meanings herein as such terms have in the Credit Agreement or the Security Agreement, as applicable.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

SECTION 1. AMENDMENTS TO THE EXISTING CREDIT AGREEMENT.

Subject to the satisfaction of the conditions precedent set forth in Section 3 below, the Existing Credit Agreement shall be and hereby is amended as follows:

1.1. Each of the following defined terms appearing in Section 1.01 of the Credit Agreement is hereby amended and restated in its entirety and as so amended and restated shall read as follows:

“Alternate Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus  1⁄2 of 1% and (c) the Adjusted LIBO Rate for a one month Interest Period on such day (or if such day is not a Business Day, the immediately preceding Business Day) plus 1%, provided that, for the purpose of this definition, the Adjusted LIBO Rate for any day shall be based on the LIBO Screen Rate (or if the LIBO Screen Rate is not available for such one month Interest Period, the Interpolated Rate) at approximately 11:00 a.m. London time on such day. Any change in the Alternate Base Rate due to a change in the Prime Rate, the Federal Funds Effective Rate or the Adjusted LIBO Rate shall be effective from and including the effective date of such change in the Prime Rate, the Federal Funds Effective Rate or the Adjusted LIBO Rate, respectively. If the Alternate Base Rate is being used as an alternate rate of interest pursuant to Section 2.13 hereof, then the Alternate Base Rate shall be the greater of clause (a) and (b) above and shall be determined without reference to clause (c) above. For the avoidance of doubt, if the Alternate Base Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“Applicable Rate” means, for any day, with respect to any ABR Loan or Eurodollar Revolving Loan, or with respect to the letter of credit fees payable hereunder, as the case may be, the applicable rate per annum set forth below under the caption “ABR Spread”, “Eurodollar Spread” or “Letter of Credit Rate”, as the case may be, based upon the Borrower’s Consolidated Total Leverage Ratio as of the last day of any Reference Period, provided that until the delivery to the Administrative Agent, pursuant to Section 5.01, of the Borrower’s consolidated financial information for the Borrower’s first fiscal quarter ending after the First Amendment Effective Date, the “Applicable Rate” shall be the applicable rates per annum set forth below in Category 4:

CONSOLIDATED TOTAL LEVERAGE RATIO	ABR SPREAD	EURODOLLAR SPREAD	FACILITY FEE RATE
Category 1 ≥ 2.00 to 1.00	1.25%	2.25%	2.25%
Category 2 < 2.00 to 1.00 but ≥ 1.50 to 1.00	1.00%	2.00%	2.00%
Category 3 < 1.50 to 1.00 but ≥ 1.00 to 1.00	0.75%	1.75%	1.75%
Category 4 < 1.00 to 1.00	0.50%	1.50%	1.50%

For purposes of the foregoing, (a) the Applicable Rate shall be determined as of the end of each fiscal quarter of the Borrower, based upon the Borrower’s annual or quarterly consolidated financial statements delivered pursuant to Section 5.01 and (b) each change in the Applicable Rate resulting from a change in the Consolidated Total Leverage Ratio shall be effective during the period commencing on and including the date of delivery to the Administrative Agent of such consolidated financial statements indicating such change and ending on the date immediately preceding the effective date of the next such change, provided that at the option of the Administrative Agent or at the request of the Required Lenders, if the Borrower fails to deliver the annual or quarterly consolidated financial statements required to be delivered by it pursuant to Section 5.01, the Consolidated Total Net Leverage Ratio shall be deemed to be in Category 1 during the period from the expiration of the time for delivery thereof until such consolidated financial statements are delivered.

“Broker-Dealer Subsidiary” means any Subsidiary that (a) is a “registered broker and/or dealer or other regulated investment firm or trading platform” under the Securities Exchange Act or under any similar foreign law or regulatory regime established for the registration of brokers and/or dealers or trading platform of securities and/or (b) is required to be registered under the Commodity Exchange Act or under any similar regulatory regime established for the registration of operators, merchants, brokers and/or dealers of commodities, including, but not limited to, future commissions merchants, introducing brokers and commodity pool operators. For the avoidance of doubt, MarketAxess SEF Corporation, MarketAxess Corporation, MarketAxess Europe Limited, MarketAxess Capital Limited and MarketAxess Singapore PTE Limited are Broker-Dealer Subsidiaries.

“Consolidated Adjusted EBITDA” means, for any applicable period, the sum of Consolidated EBITDA for such period plus, to the extent a Permitted Acquisition has been consummated during such period, Consolidated EBITDA attributable to such Permitted Acquisition calculated on a pro forma basis as if such Permitted Acquisition (and any other Permitted Acquisition consummated after the most recent period preceding the date of such Acquisition for which the Borrower has delivered Financial Statements) had occurred on the first day of such period (but only that portion of pro forma Consolidated EBITDA for such Permitted Acquisition that is attributable to the portion of such period that occurred prior to the date of consummation of such Permitted Acquisition).

“Maturity Date” means October 19, 2018, as may be extended pursuant to Section 2.21 herein.

1.2. Section 1.01 of the Credit Agreement is hereby further amended by inserting the following new defined terms in the correct alphabetical sequence to read as follows:

“First Amendment Effective Date” means October 19, 2017.

“MarketAxess Colombia Joinder Conditions” means, on any date of determination, MarketAxess Colombia Corporation (i) shall have total assets (less goodwill and other intangible assets) equal to or greater than $1,000,000 (as set forth in the most recently available balance sheet) or (ii) shall have total revenue equal to or greater than $1,000,000, in each case, as determined in accordance with GAAP, and with respect to revenue, for the most recent Reference Period preceding such date of determination for which the Borrower has delivered financial statements.

1.3. Section 1.01 of the Credit Agreement is hereby further amended by deleting the following defined term: “Swingline Commitment”.

1.4. Section 2.04(a) of the Credit Agreement is hereby amended and restated in its entirety and as so amended and restated shall read as follows:

(a) Subject to the terms and conditions set forth herein, the Swingline Lender may, in its sole discretion, make Swingline Loans to the Borrower from time to time during the Availability Period, in an aggregate principal amount at any time outstanding that will not result in the total Revolving Credit Exposures exceeding the Aggregate Commitments; provided that the Swingline Lender shall not be required to make a Swingline Loan to refinance an outstanding Swingline Loan. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow Swingline Loans.

1.5. Section 2.05(a) and Section 2.05(b) of the Credit Agreement are hereby amended and restated in their respective entireties and as so amended and restated shall read as follows:

(a) General. Subject to the terms and conditions set forth herein, the Borrower may request the issuance of Letters of Credit as the applicant thereof for the support of its or its Subsidiaries’ obligations, in a form reasonably acceptable to the Administrative Agent and the Issuing Bank, at any time and from time to time during the Availability Period, and the Issuing Bank may in its sole discretion agree to issue such requested Letter of Credit. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by the Borrower to, or entered into by the Borrower with, the Issuing Bank relating to any Letter of Credit, the terms and conditions of this Agreement shall control. Notwithstanding anything herein to the contrary, the Issuing Bank shall have no obligation hereunder to issue, and shall not issue, any Letter of Credit the proceeds of which would be made available to any Person (i) to fund any activity or business of or with any Sanctioned Person, or in any country or territory that, at the time of such funding, is the subject of any Sanctions, to the extent such funding would be prohibited by Sanctions if conducted by a corporation incorporated in the United States or in a European Union member state, or (ii) in any manner that would result in a violation of any Sanctions by any party to this Agreement. As of the Restatement Effective Date, the Existing Letter of Credit shall constitute, for all purposes of this Agreement and the other Loan Documents, a Letter of Credit issued and outstanding hereunder.

(b) Notice of Issuance, Amendment, Renewal, Extension; Certain Conditions. To request the issuance of a Letter of Credit (or the amendment, renewal or extension of an outstanding Letter of Credit), the Borrower shall hand deliver or telecopy (or transmit by electronic communication, if arrangements for doing so have been approved by the Issuing Bank) to the Issuing Bank and the Administrative Agent (reasonably in advance of the requested date of issuance, amendment, renewal or extension, but in any event no less than three Business Days or such shorter period as the Issuing Bank shall agree) a notice requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended, renewed or extended, and specifying the date of issuance, amendment, renewal or extension (which shall be a Business Day), the date on which such Letter of Credit is to expire (which shall comply with paragraph (c) of this Section), the amount of such Letter of Credit, the name and address of the beneficiary thereof and such other information as shall be necessary to prepare, amend, renew or extend such Letter of Credit. If requested by the Issuing Bank, the Borrower also shall submit a letter of credit application on the Issuing Bank’s standard form in connection with any request for a Letter of Credit. A Letter of Credit shall be issued, amended, renewed or extended only if (and upon issuance, amendment, renewal or extension of each Letter of Credit the Borrower shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, renewal or extension, the sum of the total Revolving Credit Exposures shall not exceed the Aggregate Commitments.

1.6. Section 2.11(a) of the Credit Agreement is hereby amended and restated in its entirety and as so amended and restated shall read as follows:

(a) The Borrower agrees to pay to the Administrative Agent for the account of each Lender a commitment fee, which shall accrue at the rate of 0.30% per annum (subject to adjustment as set forth in Section 2.12(c)) on the average daily unused amount of the Commitment of such Lender during the period from and including the Restatement Effective Date to but excluding the date on which such Commitment terminates; provided, that if such Lender continues to have any Swingline Exposure after its Commitment terminates, then such commitment fee shall continue to accrue on the daily amount of such Lender’s Swingline Exposure from and including the date on which its Commitment terminates to but excluding the date on which such Revolving Lender ceases to have any Swingline Exposure. Accrued commitment fees shall be payable in arrears on the last day of March, June, September and December of each year and on the date on which the Aggregate Commitments terminate, commencing on the first such date to occur after the date hereof; provided, that any commitment fees accruing after the date on which the Aggregate Commitments terminate shall be payable on demand. All commitment fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day). For purposes of this Section 2.11(a), the unused amount of the Commitment of any Lender shall be deemed to be the excess of (i) the Commitment of such Lender over (ii) the Revolving Credit Exposure of such Lender (exclusive of Swingline Exposure).

1.7. Section 2.13 of the Credit Agreement is hereby amended and restated in its entirety and as so amended and restated shall read as follows:

Section 2.13. Alternate Rate of Interest; Illegality.

(a) If prior to the commencement of any Interest Period for a Eurodollar Borrowing:

(i) the Administrative Agent determines (which determination shall be conclusive and binding absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBO Rate or the LIBO Rate, as applicable (including, without limitation, by means of an Interpolated Rate or because the LIBO Screen Rate is not available or published on a current basis) for such Interest Period; or

(ii) the Administrative Agent is advised by the Required Lenders that the Adjusted LIBO Rate or the LIBO Rate, as applicable, for such Interest Period will not adequately and fairly reflect the cost to such Lenders (or Lender) of making or maintaining their Loans (or its Loan) included in such Borrowing for such Interest Period;

then the Administrative Agent shall give notice thereof to the Borrower and the Lenders through the Electronic System as provided in Section 9.01 as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (A) any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Eurodollar Borrowing shall be ineffective and any such Eurodollar Borrowing shall be repaid or converted into an ABR Borrowing on the last day of the then current Interest Period applicable thereto, and (B) if any Borrowing Request requests a Eurodollar Borrowing, such Borrowing shall be made as an ABR Borrowing.

(b) If any Lender determines that any requirement of law has made it unlawful, or if any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable lending office to make, maintain, fund or continue any Eurodollar Borrowing, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, dollars in the London interbank market, then, on notice thereof by such Lender to the Borrower through the Administrative Agent, any obligations of such Lender to make, maintain, fund or continue Eurodollar Loans or to convert ABR Borrowings to Eurodollar Borrowings will be suspended until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, the Borrower will upon demand from such Lender (with a copy to the Administrative Agent), either convert or prepay all Eurodollar Borrowings of such Lender to ABR Borrowings, either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Eurodollar Borrowings to such day, or immediately, if such Lender may not lawfully continue to maintain such Loans. Upon any such conversion or prepayment, the Borrower will also pay accrued interest on the amount so converted or prepaid.

(c) If at any time the Administrative Agent determines (which determination shall be conclusive absent manifest error) that (i) the circumstances set forth in clause (a)(i) have arisen and such circumstances are unlikely to be temporary or (ii) the circumstances set forth in clause (a)(i) have not arisen but the supervisor for the administrator of the LIBO Screen Rate or a Governmental Authority having jurisdiction over the Administrative Agent has made a public statement identifying a specific date after which the LIBO Screen Rate shall no longer be used for determining interest rates for loans, then the Administrative Agent and the Borrower shall endeavor to establish an alternate rate of interest to the LIBO Rate that gives due consideration to the then prevailing market convention for determining a rate of interest for syndicated loans in the United States at such time, and shall enter into an amendment to this Agreement to reflect such alternate rate of interest and such other related changes to this Agreement as may be applicable. Notwithstanding anything to the contrary in Section 9.02, such amendment shall become effective without any further action or consent of any other party to this Agreement so long as the Administrative Agent shall not have received, within five Business Days of the date notice of such alternate rate of interest is provided to the Lenders, a written notice from the Required Lenders stating that such Required Lenders object to such amendment. Until an alternate rate of interest shall be determined in accordance with this clause (c) (but, in the case of the circumstances described in clause (ii) of the first sentence of this Section 2.13(c), only to the extent the LIBO Screen Rate for such Interest Period is not available or published at such time on a current basis), (x) any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Eurodollar Borrowing shall be ineffective, and (y) if any Borrowing Request requests a Eurodollar Borrowing, such Borrowing shall be made as an ABR Borrowing; provided that, if such alternate rate of interest shall be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement.

1.8. Article II of the Credit Agreement is hereby amended by adding a new Section 2.21 immediately following Section 2.20 of the Credit Agreement, such new Section 2.21 to read as follows:

Section 2.21. Extension of Maturity Date. Borrower may, by notice to Administrative Agent (which shall promptly deliver a copy to each of the Lenders) given at least thirty (30) days and not more than ninety (90) days prior to the then applicable Maturity Date (the “Existing Commitment Maturity Date”), request that Lenders extend the Existing Commitment Maturity Date for an additional one-year period; provided that the Borrower may request no more than two additional one-year periods in the aggregate. Upon the Borrower’s timely delivery of such notice to Administrative Agent and provided, that (i) such request is subject to approval of the Administrative Agent, (ii) no Default or Event of Default has occurred and is continuing (both on the date the notice is delivered and on the then Existing Commitment Maturity Date), (iii) the Borrower and the Subsidiaries are in compliance with all covenants contained in Sections 5 and 6 hereof, (iv) all representations and warranties contained in Section 3 hereof shall be true and correct in all material respects (except in the case of a representation or warranty qualified by materiality in which case such representation or warranty shall be true and correct in all respects) on the date the notice is delivered and on the then Existing Commitment Maturity Date except for representations and warranties that relate to a prior date, which shall have been true and correct in all material respects (except in the case of a representation or warranty qualified by materiality in which case such representation or warranty shall be true and correct in all respects) as of the applicable date on which they were made and (v) the Borrower shall pay to the Administrative Agent, for the ratable benefit of each Lender, an extension fee in an amount equal to 0.10% of each Lender’s Commitment under the Credit Agreement, then the Maturity Date shall be extended to the first anniversary of the then Existing Commitment Maturity Date. Should the Maturity Date be extended, the terms and conditions of this Agreement will apply during any such extension period, and from and after the date of such extension, the term Maturity Date shall mean the last day of the extended term.

1.9. Section 3.04(b) of the Credit Agreement is hereby amended and restated in its entirety and as so amended and restated shall read as follows:

(b) Since the date of the last audited Financial Statements delivered to the Administrative Agent pursuant to Section 5.01 herein, there has been no event, development or circumstance that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

1.10. Section 3.12 of the Credit Agreement is hereby amended and restated in its entirety and as so amended and restated shall read as follows:

Section 3.12 Federal Reserve Regulations. Neither the Borrower nor any Subsidiary is engaged principally, or as one of its important activities, in the business of extending credit for the purpose, whether immediate, incidental or ultimate, of buying or carrying Margin Stock, and no part of the proceeds of any Loan will be used, directly or indirectly, to buy or carry, or to extend credit to others to buy or carry, any Margin Stock.

1.11. Section 5.08 of the Credit Agreement is hereby amended and restated in its entirety and as so amended and restated shall read as follows:

Section 5.08 Use of Proceeds and Letters of Credit. The proceeds of the Loans and the Letters of Credit will be used only for general corporate purposes of the Borrower and the Subsidiaries including Permitted Acquisitions, and the Borrower will not request any Borrowing or Letter of Credit, and the Borrower shall not use, and shall ensure that its Subsidiaries and its or their respective directors, officers, employees and agents shall not use, the proceeds of any Borrowing or Letter of Credit (A) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (B) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, to the extent such activities, businesses or transaction would be prohibited by Sanctions if conducted by a corporation incorporated in the United States or in a European Union member state, or (C) in any manner that would result in the violation of any Sanctions applicable to any party hereto. No part of the proceeds of any Loan will be used, whether directly or indirectly, for any purpose that entails a violation of any of the Regulations of the Board, including Regulations T, U and X.

1.12. Section 5.10 of the Credit Agreement is hereby amended and restated in its entirety and as so amended and restated shall read as follows:

Section 5.10. Additional Guarantors. In the event the Borrower acquires or creates any Domestic Subsidiary (other than (i) a Broker-Dealer Subsidiary or (ii) MarketAxess Colombia Corporation, subject to the MarketAxess Colombia Joinder Conditions), the Borrower shall forthwith promptly (and in any event within thirty days (or such longer time as the Administrative Agent may agree) after the acquisition or creation of such Domestic Subsidiary) cause such Domestic Subsidiary to become a Guarantor by delivering to the Administrative Agent joinders to the Guarantee Agreement and the Security Agreement (in each case in the form contemplated thereby), duly executed by such Domestic Subsidiary, pursuant to which such Domestic Subsidiary agrees to be bound by the terms and provisions of the Guarantee Agreement and the Security Agreement, such joinder to be accompanied by appropriate corporate resolutions, other corporate documentation and, for each Domestic Subsidiary other than an Immaterial Subsidiary, legal opinions in form and substance reasonably satisfactory to the Administrative Agent and its counsel. For the avoidance of doubt, upon satisfaction of the MarketAxess Colombia Joinder Conditions, the Borrower shall comply with the terms and conditions of this Section 5.10 and cause MarketAxess Colombia Corporation to become a Guarantor hereunder.

1.13. Section 6.09(c) of the Credit Agreement is hereby amended and restated in its entirety and as so amended and restated shall read as follows:

(c) Consolidated Adjusted EBITDA. The Borrower will not permit Consolidated Adjusted EBITDA for the trailing twelve month period ending as of the last day of each fiscal quarter to be less than $140,000,000; provided that following each extension of the Maturity Date pursuant to Section 2.21 herein, the Borrower will not permit Consolidated Adjusted EBITDA for the trailing twelve month period ending as of the last day of each fiscal quarter to be less than the greater of (x) $140,000,000 and (y) 60% of Consolidated Adjusted EBITDA for the trailing twelve month period ending as of the last day of the fiscal quarter most recently ended immediately preceding the consummation of such extension.

1.14. Section 9.02(b) of the Credit Agreement is hereby amended by replacing the word “Neither” at the beginning of the first sentence thereof, with the phrase “Subject to Section 2.13(c), neither”.

1.15. Article IX of the Credit Agreement is hereby amended by adding a new Section 9.20 immediately following Section 9.19 of the Credit Agreement, such new Section 9.20 to read as follows:

Section 9.20. No Fiduciary Duty, etc. The Borrower acknowledges and agrees, and acknowledges its subsidiaries’ understanding, that no Credit Party will have any obligations except those obligations expressly set forth herein and in the other Loan Documents and each Credit Party is acting solely in the capacity of an arm’s length contractual counterparty to the Borrower with respect to the Loan Documents and the transaction contemplated therein and not as a financial advisor or a fiduciary to, or an agent of, the Borrower or any other person. The Borrower agrees that it will not assert any claim against any Credit Party based on an alleged breach of fiduciary duty by such Credit Party in connection with this Agreement and the transactions contemplated hereby. Additionally, the Borrower acknowledges and agrees that no Credit Party is advising the Borrower as to any legal, tax, investment, accounting, regulatory or any other matters in any jurisdiction. The Borrower shall consult with its own advisors concerning such matters and shall be responsible for making its own independent investigation and appraisal of the transactions contemplated hereby, and the Credit Parties shall have no responsibility or liability to the Borrower with respect thereto.

The Borrower further acknowledges and agrees, and acknowledges its subsidiaries’ understanding, that each Credit Party, together with its affiliates, is a full service securities or banking firm engaged in securities trading and brokerage activities as well as providing investment banking and other financial services. In the ordinary course of business, any Credit Party may provide investment banking and other financial services to, and/or acquire, hold or sell, for its own accounts and the accounts of customers, equity, debt and other securities and financial instruments (including bank loans and other obligations) of, the Borrower and other companies with which the Borrower may have commercial or other relationships. With respect to any securities and/or financial instruments so held by any Credit Party or any of its customers, all rights in respect of such securities and financial instruments, including any voting rights, will be exercised by the holder of the rights, in its sole discretion.

In addition, the Borrower acknowledges and agrees, and acknowledges its subsidiaries’ understanding, that each Credit Party and its affiliates may be providing debt financing, equity capital or other services (including financial advisory services) to other companies in respect of which the Borrower may have conflicting interests regarding the transactions described herein and otherwise. No Credit Party will use confidential information obtained from the Borrower by virtue of the transactions contemplated by the Loan Documents or its other relationships with the Borrower in connection with the performance by such Credit Party of services for other companies, and no Credit Party will furnish any such information to other companies. The Borrower also acknowledges that no Credit Party has any obligation to use in connection with the transactions contemplated by the Loan Documents, or to furnish to the Borrower, confidential information obtained from other companies.

1.16. Schedules 2.01, 3.06, 3.15, 6.01, 6.02 and 6.04 to the Credit Agreement are hereby deleted in their entireties and replaced with Schedules 2.01, 3.06, 3.15, 6.01, 6.02 and 6.04 attached hereto as Annex A.

1.17. Exhibit D of the Credit Agreement is hereby deleted in its entirety and replaced with Exhibit D attached hereto as Annex B.

SECTION 2. AMENDMENTS TO THE EXISTING SECURITY AGREEMENT.

Subject to the satisfaction of the conditions precedent set forth in Section 3 below, the Existing Security Agreement shall be and hereby is amended as follows:

2.1. Exhibits A, B, C, D, E, F, and G and Schedules 3.6, 3.11 and 4.8 to the Existing Security Agreement are hereby deleted in their entireties and replaced with Exhibits A, B, C, D, E, F, and G and Schedules 3.6, 3.11 and 4.8 attached hereto as Annex C.

SECTION 3. CONDITIONS PRECEDENT.

The effectiveness of this Amendment is subject to the satisfaction of all of the following conditions precedent:

3.1. The Loan Parties, the Lenders and the Administrative Agent shall have executed and delivered this Amendment.

3.2. The Administrative Agent shall have received all other agreements, documents, instruments and other items set forth on the closing checklist attached hereto as Annex D, each in form and substance reasonably satisfactory to the Administrative Agent.

3.3. Since December 31, 2016, there has been no event, development or circumstance that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

3.4. The Borrower shall have paid on demand all costs and expenses of or incurred by the Administrative Agent in connection with the negotiation, preparation, execution and delivery of this Amendment, including the reasonable and documented fees and expenses of one external counsel for the Administrative Agent, in each case to the extent invoiced as of the date of this Amendment.

3.5. As consideration for the agreements set forth in this Amendment, the Borrower shall pay to the Administrative Agent, for the ratable benefit of each Lender, an upfront fee (the “Upfront Fee”) in an amount equal to 0.10% of each Lender’s Commitment under the Credit Agreement, such Upfront Fee due and payable on the date hereof.

3.6. Legal matters incident to the execution and delivery of this Amendment shall be satisfactory to the Administrative Agent and its counsel.

SECTION 4. REPRESENTATIONS.

In order to induce the Lenders to execute and deliver this Amendment, the Loan Parties hereby represent to the Lenders that as of the date hereof (a) the representations and warranties set forth in the Loan Documents are and shall be and remain true and correct in all material respects (except in the case of a representation or warranty qualified by materiality in which case such representation or warranty shall be true and correct in all respects) as of the date hereof except for representations and warranties that relate to a prior date, which shall have been true and correct in all material respects (except in the case of a representation or warranty qualified by materiality in which case such representation or warranty shall be true and correct in all respects) as of the applicable date on which they were made and (b) no Default or Event of Default has occurred and is continuing after giving effect to this Amendment or shall result immediately after giving effect to this Amendment.

In addition, each Loan Party, by executing this Amendment, hereby represents and warrants that the Person executing this Amendment on behalf of such party is duly authorized to do so, such party has full right and authority to enter into this Amendment and to consummate the transactions described in this Amendment, and this Amendment constitutes the valid and legally binding obligation of such party and is enforceable against such party in accordance with its terms.

SECTION 5. MISCELLANEOUS.

5.1. This Amendment amends the Existing Credit Agreement and the Existing Security Agreement. The execution of this Amendment and any other Loan Documents executed in connection herewith does not extinguish the indebtedness outstanding in connection with the Existing Credit Agreement nor does it constitute a novation with respect to such indebtedness. The Grantors previously executed and delivered to the Lenders the Security Agreement and certain other Collateral Documents. Each Grantor hereby acknowledges and agrees that the Liens created and provided for by the Collateral Documents continue to secure, among other things, the Obligations arising under the Credit Agreement as amended hereby; and the Collateral Documents and the rights and remedies of the Lenders thereunder, the obligations of the Borrower thereunder, and the Liens created and provided for thereunder remain in full force and effect and shall not be affected, impaired or discharged hereby. Nothing herein contained shall in any manner affect or impair the priority of the Liens and security interests created and provided for by the Collateral Documents as to the indebtedness which would be secured thereby prior to giving effect to this Amendment. In addition, each Loan Party hereby ratifies and confirms its obligations under each other Loan Document, including but not limited to the Amended and Restated Guarantee Agreement.

5.2. Except as specifically amended herein, the Credit Agreement, the Security Agreement and each other Loan Document shall continue in full force and effect in accordance with its original terms. Reference to this specific Amendment need not be made in the Credit Agreement, the Security Agreement or any other instrument or document executed in connection therewith, or in any certificate, letter or communication issued or made pursuant to or with respect to the Credit Agreement, any reference in any of such items to the Credit Agreement being sufficient to refer to the Credit Agreement as amended hereby.

5.3. This Amendment may be executed in any number of counterparts, and by the different parties on different counterpart signature pages, all of which taken together shall constitute one and the same agreement. Any of the parties hereto may execute this Amendment by signing any such counterpart and each of such counterparts shall for all purposes be deemed to be an original. Delivery of a counterpart hereof by facsimile transmission or by e-mail transmission of an Adobe portable document format file (also known as a “PDF” file) shall be effective as delivery of a manually executed counterpart hereof. This Amendment shall be governed by, and construed in accordance with, the internal laws (and not the law of conflicts) of the State of New York.

[SIGNATURE PAGES TO FOLLOW]

This Omnibus Amendment is entered into as of the date and year first above written.

MARKETAXESS HOLDINGS INC., as Borrower and a Grantor

By:	/s/ Antonio DeLise
Name: Antonio DeLise
Title: CFO

MARKETAXESS TECHNOLOGIES INC., as a Grantor

By:	/s/ Antonio DeLise
Name: Antonio DeLise
Title: CFO

[Signature Page to Omnibus Amendment – MarketAxess Holdings Inc.]